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InSite Vision Strongly Disagrees with Recommendation of Proxy Advisory Firm; Urges Stockholders to Support Board Nominees

Alameda, Calif., September 11, 2008 - InSite Vision Incorporated (AMEX:ISV) today announced that the company strongly disagrees with the recommendation of the RiskMetrics Group (formerly Institutional Shareholder Services) that InSite Vision shareholders should vote for four of the six nominees from the slate of the dissident shareholder, Pinto Technology Ventures, L.P. (Pinto), for Board of Directors at the company’s upcoming Annual Meeting of Shareholders in Alameda, Calif. on September 22, 2008.

The company firmly believes that the InSite board nominees are better suited and more qualified to lead the company in its transition to a multiple-products organization, than those that have been presented by Pinto.

“It is unfortunate that RiskMetrics has failed to recognize that the Pinto/dissident stockholder is essentially using this process to take control of InSite Vision by nominating a slate of hand-picked candidates at this year’s annual meeting of stockholders without offering (i) to pay stockholders a change of control premium and (ii) to provide any new plans other than those we either have already implemented or are considering,” said S. Kumar Chandrasekaran, Ph.D., Chairman and Chief Executive Officer.

In a report issued September 10, 2008, Glass, Lewis and Co., LLC, another leading proxy advisory firm, noted that there appeared to be insufficient cause to award a dissident majority control, partially due to the lack of a detailed strategic plan, and that doing so would not be in the “best interests of shareholders.”

Dr. Chandrasekaran continued, “Our board nominees are experienced industry leaders with broad and complementary expertise directly relevant to areas critical to InSite Vision’s business, and they are dedicated to working on behalf of all InSite stockholders.

“We believe that we have offered a settlement plan that better assures that the company will transition to a successful, multiple-product organization. Recognizing that key investors can add value with minority representation on our Board, we have offered to nominate two of the Pinto board nominees and have also suggested a CEO succession plan. The dissidents have rejected this offer and instead are focused on seizing control of InSite,” stated Dr. Chandrasekaran.

“Our current board, management and ophthalmic experts have been building momentum with the ISV-502 Phase 3 program and evaluation of new unique DuraSite-based ophthalmic products. Abrupt transition to a new board and management threatens established timelines and growth of shareholder value which would come from the successful development of these products,” concluded Chandrasekaran.

InSite Vision continues to urge stockholders to support all of its nominees for directors by executing its WHITE proxy card.

Important Information
On August 11, 2008, InSite Vision Incorporated filed a definitive proxy statement with the Securities and Exchange Commission (SEC) in connection with InSite Vision’s 2008 Annual Meeting of Stockholders. InSite Vision’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. InSite Vision’s proxy statement and any other materials filed by InSite Vision with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov or from InSite Vision at http://www.insitevision.com. InSite Vision’s definitive proxy statement and other materials will also be available by writing to InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501 or by contacting the company’s proxy solicitor, D.F. King & Co., Inc. by toll-free telephone at 1-800-578-5378.

All stockholders are encouraged to submit a WHITE Proxy and voting instructions over the Internet, by telephone, or U.S. mail. The prompt return of a WHITE Proxy and voting instructions will assist InSite Vision in preparing for the Annual Meeting.

If you have any questions about voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll-free at 1-800-578-5378.

About InSite Vision
InSite Vision develops novel ocular pharmaceutical products using its DuraSite® bioadhesive polymer core technology to enable topical delivery and sustained release of existing drug molecules for reduced frequency of treatment and improved efficacy. By formulating the well-established antibiotic azithromycin in DuraSite, InSite developed the lowest-dosing ocular antibiotic available to the United States ophthalmic market, AzaSite® (azithromycin ophthalmic solution) 1%, launched by Inspire Pharmaceuticals in the United States in August 2007 for the treatment of bacterial conjunctivitis (pink eye). In addition, InSite has signed licensing and distribution agreements with Shin Poong Pharm in South Korea; Bioceutica, Inc. for four countries in South America; Biem, for Turkey; and Essex for China, and is seeking other international partners for commercialization and distribution of AzaSite.

InSite is pursuing the expansion of its portfolio of anti-infective ophthalmic products to include ISV-502 in Phase 3 pivotal trials as a product candidate directed at treating eye and eye lid infections and inflammation, currently an unmet need. The Company is also developing AzaSite Xtra, a product designed to assist in penetrating international markets. In addition, the Company is investigating other product and collaboration opportunities with both the DuraSite-azithromycin platform and/or with DuraSite and other molecules. Additional information is available about the company at: http://www.insitevision.com.

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Contact: Joyce Strand (510) 747-1220